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                                                                     EXHIBIT 4.3



                             HIGH STREET CORPORATION
                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION.

     1.1 ESTABLISHMENT OF THE PLAN. High Street Banking Company (the "Bank") established an incentive compensation plan known as the "High Street Banking Company Non-Employee Director Stock Option Plan" (the "Plan"), as set forth in this document. The Plan provides for the grant of Nonqualified Stock Options to Non-Employee Directors of the Company in lieu of cash compensation for attendance at Board and Committee meetings.

     The Plan was approved by the Bank's shareholders and received approval by all applicable regulatory authorities, and became effective as of April 21, 1998 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

     Effective October 31, 2001 (the "Reorganization Date"), the Bank was reorganized in a share-for-share stock exchange as a wholly-owned subsidiary of High Street Corporation, a North Carolina corporation (the "Company"). In connection with that reorganization, the Company assumed the Plan and all outstanding awards thereunder. This document amends and restates the Plan effective as of the Reorganization Date to change the name of the Plan and make other technical changes consistent with such reorganization.

     1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Non-Employee Directors to those of the Company's shareholders, and by providing Non-Employee Directors with an incentive for outstanding performance that contributes to the Company's growth and success.

     1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 8 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Option be granted under the Plan after April 20, 2008.

                             ARTICLE 2. DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:


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          "BANK" shall have the meaning ascribed to such term in Section 1.1, namely High Street Banking Company, a North Carolina banking corporation.

          "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

          "COMMITTEE" means a committee of the Board comprised of two or more Independent Directors (within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended), none of whom are eligible to participate in the Plan, which the Board authorizes to administer the Plan in accordance with the terms set forth herein.

          "COMPANY" means High Street Corporation, a North Carolina corporation, and any successor as provided in Article 11 herein.

          "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

          "EFFECTIVE DATE" shall have the meaning ascribed to such term in
     Section 1.1 hereof.

          "FAIR MARKET VALUE" of a Share of the Company's Common Stock at a particular time means that value as determined by the Board which shall be
     (i) if such Common Stock is listed on a national securities exchange, on any given date, (A) the average of the highest and lowest market prices of shares of Common Stock, as reported on the consolidated transaction reporting system for such exchange for that date, or if shares of Common Stock were not traded on such date, on the next preceding day on which shares of Common Stock were traded, or (B) if the Common Stock is not reported on the consolidated transaction reporting system for such exchange, the mean between the highest price and the lowest price at which the Common Stock shall have been sold regular way on a national securities exchange on said date, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock; or (ii) if the Common Stock shall not be listed on a national securities exchange, the mean between the average high bid and low asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on said date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations; or (iii) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange, the fair market value determined by the Board on the basis of


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     available prices for such Common Stock or in such other manner as the Board may deem reasonable.

          "NON-EMPLOYEE DIRECTOR" means a Director who is not also an employee of the Company.

          "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

          "OPTION" means an option to purchase Shares granted under Article 6 herein.

          "OPTION AGREEMENT" means an agreement entered into by the Company and each Non-Employee Director setting forth the terms and provisions applicable to Options granted under this Plan.

          "OPTION PRICE" means the price at which a Share may be purchased by a Non-Employee Director pursuant to an Option.

          "PLAN YEAR" means each twelve (12) month period during the term of the Plan commencing on January 1 and ending on December 31; provided, however, that the first Plan Year shall commence on the Effective Date and the last Plan Year shall end on the last day of the term of the Plan.

          "REORGANIZATION DATE" shall have the meaning ascribed to such term in
     Section 1.1 hereof.

          "SHARES" means the shares of Common Stock of the Company.

                            ARTICLE 3. ADMINISTRATION

     3.1 ADMINISTRATION BY THE BOARD. Except as limited by law, or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power and authority to administer the Plan, including without limitation the power to construe and interpret the Plan and any agreement or instrument entered into under the Plan and to establish, amend, or waive rules and regulations for the Plan's administration. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Board may delegate its authority as identified herein.

     3.2 DECISIONS BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, employees, Non-Employee Directors, and their estates and beneficiaries.

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                      ARTICLE 4. SHARES SUBJECT TO THE PLAN

     4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Beginning on the Effective Date, there is hereby reserved for issuance under the Plan a number of Shares equal to one hundred twenty thousand (120,000) (which as of the Reorganization Date is One Hundred Thirty Two Thousand (132,000) Shares as a result of a 10% stock dividend paid on November 20, 2000), subject to adjustment as provided in
Section 4.3. Prior to the Reorganization Date, the Shares reserved hereunder were shares of the Common Stock of the Bank, and from and after the Reorganization Date the Shares reserved hereunder are shares of the Common Stock of the Company.

     4.2 LAPSED OPTIONS. If any Option granted under this Plan is canceled, terminates, expires, or lapses for any reason (other than exercise), any Shares subject to such Option again shall be available for the grant of an Option under the Plan.

     4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section
368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Options granted under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Option shall always be a whole number.

     If at any time the Company proposes to enter into any transaction that would result in an adjustment provided for in this Section 4.3 (other than a dividend declared upon the Shares payable in Shares or other securities of the Company or a split-up or reverse split of the Shares into a different number of Shares), and the Board determines that such adjustment would be unduly burdensome on the Company because it would impair the ability of the Company to effect such transaction or would impose undue administrative burdens after the consummation of such transaction due to the nature of the securities or property to be substituted for the Shares subject to Options, the Board may in its discretion accelerate the expiration date of all outstanding Options to a specified date determined by the Board provided that (a) notice of the accelerated expiration date is mailed by first class mail with postage prepaid to all holders of Options, at their respective addresses last known to the Company on the date of mailing, at least thirty (30) days prior to the accelerated expiration date, and (b) all Options held by each Non-Employee Director on the date such notice is mailed, whether or not they had become exercisable prior to such date, may be exercised at any time thereafter and prior to the earlier of (i) their original expiration date or (ii) the accelerated expiration date.


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                             ARTICLE 5. ELIGIBILITY

     Only Non-Employee Directors are eligible to participate in this Plan.

                            ARTICLE 6. STOCK OPTIONS

     6.1 GRANT OF OPTIONS. Each Non-Employee Director who serves as a Director during a Plan Year (whether or not such person is still in service as a Director on the last day of the Plan Year) shall be granted an Option as of the last day of such Plan Year as follows:

          (i) The number of Shares covered by the Option shall equal the nearest whole number determined by dividing Amount A by Amount B, and multiplying the resulting amount by two, where:

                         Amount A equals two hundred fifty dollars ($250) multiplied by the total number of Board and Committee meetings attended during the Plan Year by the Non-Employee Director; and

                         Amount B equals the Fair Market Value of a Share as of the last day of the Plan Year.

          (ii) The per Share Option Price of the Option shall equal the Fair Market Value of a Share on the last day of the applicable Plan Year.

          (iii) The Option shall have a term of ten (10) years from the date of grant. The term shall not be shortened as a result of the optionee's death or any other termination of services as a Director.

          (iv)   The Option shall be fully vested and immediately exercisable.

          (v)    The Option shall be a Nonqualified Stock Option.

          (vi) No Non-Employee Director may receive awards under the Plan that in the aggregate cover more than forty percent (40%) of the total number of Shares reserved for issuance under Section 4.1.

          (vii) For each person serving as a Non-Employee Director as of the Effective Date, such person shall receive an initial Option grant as of the Effective Date based on the foregoing provisions of this Section 6.1, except that (A) Amount A above shall be determined based on the number of Board and Committee meetings attended by the person from the formation of the Company through the date immediately prior to the Effective Date, (B) Amount B shall be the Fair Market Value of a Share on the Effective Date, and (C) the per Share Option Price shall equal the Fair Market Value of a Share on the Effective Date.


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     6.2 OPTION AGREEMENT. Each Option grant shall be evidenced by an Option
Agreement that shall specify the Option Price, the duration of the Option and the number of Shares to which the Option pertains, all as determined under
Section 6.1 above.

     6.3 PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full in cash or its equivalent.

     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Non-Employee Director, in the Non-Employee Director's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     6.4 RESTRICTIONS ON SHARE TRANSFERABILITY. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

     6.5 NONTRANSFERABILITY OF OPTIONS. No Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than as follows:

          (i) The Option may be transferred by will or by the laws of descent and distribution.

          (ii) The Option may be transferred to the Non-Employee Director's "immediate family members" (defined as the person's spouse, parents, children or grandchildren, including adopted children or grandchildren), to a trust exclusively for the benefit of immediate family members or to any other estate-planning entity for the exclusive benefit of immediate family members, provided that the Option will continue to be subject to the same terms and conditions of the award as in effect immediately before the transfer and provided that the Option may not be further transferred by the transferee (except by will or by the laws of descent and distribution).

          (iii) The Option may be transferred pursuant to a "domestic relations order" as defined in Rule 16a-12 promulgated under Section 16 of the Securities Exchange Act of 1934.

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     6.6 NO RIGHTS. A person granted an Option shall have no rights as a shareholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the person upon the due exercise of the Option.

               ARTICLE 7. AMENDMENT, MODIFICATION, AND TERMINATION

     7.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no such amendment shall increase the number of shares reserved for issuance under the Plan (subject to adjustment as provided in Section 4.3) unless such increase is approved by the shareholders and, to the extent required by applicable law, applicable regulatory authorities.

     7.2 OPTIONS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the person holding such Option.

                             ARTICLE 8. WITHHOLDING

     8.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Non-Employee Director to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of this Plan.

     8.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or upon any other taxable event arising as a result of Options granted hereunder, Non-Employee Directors may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the applicable Non-Employee Director, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

                           ARTICLE 9. INDEMNIFICATION

     Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of


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Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the
Company may have to indemnify them or hold them harmless.

                             ARTICLE 10. SUCCESSORS

     All obligations of the Company under the Plan with respect to Options granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                         ARTICLE 11. LEGAL CONSTRUCTION

     11.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     11.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     11.3 REQUIREMENTS OF LAW. The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     11.4 GOVERNING LAW. To the extent not governed by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of North Carolina.